Exhibit 99.1

Jessica Hansen, Vice President of Communications
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200 | InvestorRelations@drhorton.com
July 24, 2014

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FISCAL 2014 THIRD QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND OF $0.0625 PER SHARE

Fiscal 2014 Third Quarter Highlights - as compared to the prior year quarter (unless otherwise noted)

•	Net sales orders increased 32% in value to $2.4 billion and 25% in homes to 8,551

•	Homes closed increased 28% in value to $2.1 billion and 19% in homes to 7,676

•	Sales order backlog increased 26% in value to $3.3 billion and 15% in homes to 11,365

•	Net income of $113.1 million, or $0.32 per diluted share, compared to $146.0 million, or $0.42 per diluted share

•	Increased quarterly cash dividend by 67% from the most recent dividend paid to $0.0625 per share

FORT WORTH, TEXAS – D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported that its net sales orders for the third quarter ended June 30, 2014 increased 25% to 8,551 homes and 32% in value to $2.4 billion, compared to 6,822 homes and $1.8 billion in the prior year quarter. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the third quarter of fiscal 2014 was 24%. The Company’s sales order backlog of homes under contract at June 30, 2014 increased 15% to 11,365 homes from 9,911 homes at June 30, 2013. The value of the backlog increased 26% to $3.3 billion at June 30, 2014 from $2.6 billion a year ago.

Homebuilding revenue for the third quarter of fiscal 2014 increased 28% to $2.1 billion from $1.6 billion in the same quarter of 2013. Homes closed in the quarter increased 19% to 7,676, compared to 6,464 homes in the year ago quarter. Net income for the third fiscal quarter ended June 30, 2014 was $113.1 million, or $0.32 per diluted share, compared to $146.0 million, or $0.42 per diluted share in the same quarter of fiscal 2013.

The third quarter results included $54.7 million in pre-tax charges to cost of sales for inventory impairments, primarily related to active communities in the Midwest region in Chicago that were purchased from 2004 to 2007 and had been previously impaired. The Chicago housing market remains weak, with sales absorptions and returns in these communities performing below management's expectations. During the quarter, the Company took actions to increase sales pace, reduce inventories and improve cash flows and returns in these communities which resulted in these impairment charges. The quarterly results also included $2.1 million of land option charges for write-offs of earnest money deposits and pre-acquisition costs for projects that the Company does not intend to pursue.

The Company's home sales gross margin in the third quarter was 20.7%, compared to 21.4% in the prior year quarter. The third quarter gross margin included the impact of purchase accounting adjustments related to the Company's acquisitions of Crown Communities and Regent Homes and higher relative costs for warranty and construction defect claims as a percentage of home sales revenue, as well as actions the Company has taken to improve sales pace, returns and cash flows in many communities across its operating markets.

During the quarter, the Company acquired the homebuilding operations of Crown Communities for approximately $210 million in cash. Crown operates in Georgia, South Carolina and eastern Alabama. The Company acquired approximately 640 homes in inventory, 2,350 lots and control of an additional 3,400 lots through option contracts. The Company also acquired a sales order backlog of 431 homes valued at $113.6 million. All of the assets acquired were recorded at their estimated fair values and $53.6 million of goodwill was recorded as a result of the transaction. Subsequent to the acquisition date in May, the Company's third quarter results include 290 net sales and 254 closings from the Crown operations.

The Company ended the quarter with $538.5 million of homebuilding unrestricted cash and net homebuilding debt to total capital of 34.4%. Net homebuilding debt to total capital consists of homebuilding notes payable net of cash divided by total equity plus homebuilding notes payable net of cash.

The Company has declared a quarterly cash dividend of $0.0625 per common share, an increase of 67% compared to its most recent dividend paid. The dividend is payable on August 18, 2014 to stockholders of record on August 8, 2014.

For the first nine months of fiscal 2014, net sales orders increased 13% to 22,574 homes from 19,960 homes in the first nine months of fiscal 2013 and the value of net sales orders increased 23% to $6.3 billion from $5.1 billion. Homebuilding revenue for the nine months ended June 30, 2014 increased 27% to $5.4 billion from $4.3 billion in the same period of fiscal 2013. Homes closed in the nine-month period increased 16% to 20,058, compared to 17,289 homes in the prior year period. Net income for the nine months ended June 30, 2014 increased 14% to $367.3 million, or $1.05 per diluted share, from $323.2 million, or $0.93 per diluted share in the same period of fiscal 2013.

Donald R. Horton, Chairman of the Board, said, “For the 12th consecutive year, Builder Magazine ranked D.R. Horton as the largest homebuilder in the United States. Our position as the largest and most geographically diverse homebuilder provides a strong platform for us to compete for new home sales, evidenced by the 32% increase in the value of our net sales orders, 28% increase in our home sales revenue and the 26% increase in the value of our sales order backlog this quarter as compared to the prior year quarter.

“We are actively expanding our product offerings across all price points through our D.R. Horton, Express Homes and Emerald Homes brands to diversify and strengthen our leading market share position. We are pleased with the progress of our Express and Emerald brand rollouts across our operating markets and the positive homebuyer feedback we are receiving. Our market share position is the strongest in the Company's history, with 40% more homes closed than any other builder in the most recently reported twelve months. With 11,365 homes in backlog and continued year-over-year improvement in sales through the first part of July, we expect a strong finish to our fiscal year in September.

"We remain intently focused on positioning our business to continue growing revenues at a double-digit pace with strong profitability, while generating increasing returns and cash flows in future years. Based on our solid balance sheet, liquidity and current and expected levels of profitability, our Board of Directors increased our quarterly cash dividend by 67% to $0.0625 per share."

The Company will host a conference call today (Thursday, July 24th) at 10:00 a.m. Eastern time. The dial-in number is 877-407-8033, and the call will also be webcast from the Company's website at investor.drhorton.com.

D.R. Horton, Inc., America’s Builder, has been the largest homebuilder by volume in the United States for twelve consecutive years. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 79 markets in 27 states across the United States and closed 26,924 homes in the twelve-month period ending June 30, 2014. The Company is engaged in the construction and sale of high quality homes through its diverse brand portfolio that includes D.R. Horton, Express Homes and Emerald Homes with sales prices ranging from $100,000 to over $1,000,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that we are actively expanding our product offerings across all price points through our D.R. Horton, Express Homes and Emerald Homes brands to diversify and strengthen our leading market share position; we are pleased with the progress of our Express and Emerald brand rollouts across our operating markets and the positive homebuyer feedback we are receiving; our market share position is the strongest in the Company's history, with 40% more homes closed than any other builder in the most recently reported twelve months; and, with 11,365 homes in backlog and continued year-over-year improvement in sales through the first part of July, we expect a strong finish to our fiscal year in September. The forward-looking statements also include that we remain intently focused on positioning our business to continue growing revenues at a double-digit pace with strong profitability, while generating increasing returns and cash flows in future years. Based on our solid balance sheet, liquidity and current and expected levels of profitability, our Board of Directors increased our quarterly cash dividend by 67% to $0.0625 per share.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: potential deterioration in homebuilding industry conditions and the current weak U.S. economy; the cyclical nature of the homebuilding industry and changes in economic, real estate and other conditions; constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital; reductions in the availability of mortgage financing and the liquidity provided by government-sponsored enterprises, the effects of government programs, a decrease in our ability to sell mortgage loans on attractive terms or an increase in mortgage interest rates; the risks associated with our land and lot inventory; home warranty and construction defect claims; supply shortages and other risks of acquiring land, building materials and skilled labor; reductions in the availability of performance bonds; increases in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulation on our financial services operations; our substantial debt and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within the homebuilding and financial services industries; our ability to effect our growth strategies or acquisitions successfully; the effects of the loss of key personnel; the impact of an inflationary or deflationary environment; our ability to realize the full amount of our deferred income tax assets; and information technology failures and data security breaches. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and our most recent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission.

WEBSITE ADDRESS: www.drhorton.com

D.R. HORTON, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30, 2014	September 30, 2013
	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$538.5	$913.3
Restricted cash	20.1	77.8
Inventories:
Construction in progress and finished homes	3,382.2	2,498.0
Residential land and lots — developed and under development	3,597.5	3,227.3
Land held for development	395.9	472.1
	7,375.6	6,197.4
Deferred income taxes, net of valuation allowance of $33.7 million and $31.0 million at June 30, 2014 and September 30, 2013, respectively	582.6	586.6
Property and equipment, net	132.9	106.7
Other assets	460.4	460.5
Goodwill	94.8	38.9
	9,204.9	8,381.2
Financial Services:
Cash and cash equivalents	36.5	23.2
Mortgage loans held for sale	419.2	395.1
Other assets	56.0	56.9
	511.7	475.2
Total assets	$9,716.6	$8,856.4
LIABILITIES
Homebuilding:
Accounts payable	$375.6	$346.4
Accrued expenses and other liabilities	879.4	886.0
Notes payable	3,142.4	3,270.4
	4,397.4	4,502.8
Financial Services:
Accounts payable and other liabilities	46.4	53.6
Mortgage repurchase facility	302.9	238.6
	349.3	292.2
Total liabilities	4,746.7	4,795.0
EQUITY
Common stock	3.7	3.3
Additional paid-in capital	2,607.6	2,042.0
Retained earnings	2,487.0	2,145.6
Treasury stock, at cost	(134.3)	(134.3)
Accumulated other comprehensive income	2.2	1.9
Total stockholders’ equity	4,966.2	4,058.5
Noncontrolling interests	3.7	2.9
Total equity	4,969.9	4,061.4
Total liabilities and equity	$9,716.6	$8,856.4

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
	(In millions, except per share data)
Homebuilding:
Revenues:
Home sales	$2,090.3	$1,630.8	$5,401.1	$4,222.8
Land/lot sales and other	12.6	13.7	34.0	45.3
	2,102.9	1,644.5	5,435.1	4,268.1
Cost of sales:
Home sales	1,658.0	1,281.5	4,227.5	3,364.2
Land/lot sales and other	10.7	13.1	27.5	38.8
Inventory and land option charges	56.8	0.8	63.9	4.0
	1,725.5	1,295.4	4,318.9	3,407.0
Gross profit:
Home sales	432.3	349.3	1,173.6	858.6
Land/lot sales and other	1.9	0.6	6.5	6.5
Inventory and land option charges	(56.8)	(0.8)	(63.9)	(4.0)
	377.4	349.1	1,116.2	861.1
Selling, general and administrative expense	221.9	167.5	593.2	463.3
Interest expense	—	—	—	5.1
Other (income)	(3.1)	(3.8)	(9.2)	(10.3)
Homebuilding pre-tax income	158.6	185.4	532.2	403.0
Financial Services:
Revenues, net of recourse and reinsurance expense	44.1	48.3	117.4	131.3
General and administrative expense	33.8	31.3	93.7	84.9
Interest and other (income)	(2.9)	(2.7)	(7.5)	(5.7)
Financial services pre-tax income	13.2	19.7	31.2	52.1
Income before income taxes	171.8	205.1	563.4	455.1
Income tax expense	58.7	59.1	196.1	131.9
Net income	$113.1	$146.0	$367.3	$323.2
Other comprehensive income, net of income tax	—	1.9	0.3	1.7
Comprehensive income	$113.1	$147.9	$367.6	$324.9
Basic:
Net income per share	$0.32	$0.45	$1.10	$1.00
Weighted average number of common shares	349.7	322.6	332.4	321.8
Diluted:
Net income per share	$0.32	$0.42	$1.05	$0.93
Numerator for diluted income per share after assumed conversions	$115.9	$152.0	$383.8	$340.7
Adjusted weighted average number of common shares	367.8	365.6	366.2	365.0
Other Consolidated Financial Data:
Interest amortized to home and land/lot cost of sales	$34.2	$28.6	$86.5	$81.1
Depreciation and amortization	$9.9	$5.9	$26.6	$16.0
Interest incurred	$45.1	$44.4	$144.0	$125.5

D.R. HORTON, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

Nine Months Ended
June 30, 2014
(In millions)
OPERATING ACTIVITIES
Net income	$367.3
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	26.6
Amortization of discounts and fees	25.4
Stock based compensation expense	17.6
Excess income tax benefit from employee stock awards	(1.6)
Deferred income taxes	3.8
Inventory and land option charges	63.9
Changes in operating assets and liabilities:
Increase in construction in progress and finished homes	(759.4)
Increase in residential land and lots – developed, under development, and held for development	(327.8)
Decrease in other assets	34.8
Increase in mortgage loans held for sale	(24.1)
Decrease in accounts payable, accrued expenses and other liabilities	(1.6)
Net cash used in operating activities	(575.1)
INVESTING ACTIVITIES
Purchases of property and equipment	(49.9)
Decrease in restricted cash	57.7
Net principal increase of other mortgage loans and real estate owned	(2.8)
Payments related to acquisition of a business	(222.7)
Net cash used in investing activities	(217.7)
FINANCING ACTIVITIES
Proceeds from notes payable	686.3
Repayment of notes payable	(273.9)
Proceeds from stock associated with certain employee benefit plans	43.1
Excess income tax benefit from employee stock awards	1.6
Cash dividends paid	(25.8)
Net cash provided by financing activities	431.3
DECREASE IN CASH AND CASH EQUIVALENTS	(361.5)
Cash and cash equivalents at beginning of period	936.5
Cash and cash equivalents at end of period	$575.0

D.R. HORTON, INC.
($’s in millions)

NET SALES ORDERS
	Three Months Ended June 30,				Nine Months Ended June 30,
	2014		2013		2014		2013
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	1,051	$291.2	715	$198.7	2,783	$773.2	2,062	$561.3
Midwest	411	150.7	472	161.7	1,058	389.1	1,201	403.2
Southeast	2,508	636.6	1,929	467.9	6,487	1,638.0	5,838	1,363.8
South Central	2,777	613.8	2,181	468.7	7,513	1,654.4	6,356	1,313.4
Southwest	334	74.1	428	87.6	1,007	219.5	1,154	236.0
West	1,470	639.3	1,097	444.0	3,726	1,624.6	3,349	1,261.2
	8,551	$2,405.7	6,822	$1,828.6	22,574	$6,298.8	19,960	$5,138.9

HOMES CLOSED
	Three Months Ended June 30,				Nine Months Ended June 30,
	2014		2013		2014		2013
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	911	$244.6	622	$163.2	2,416	$637.9	1,713	$449.6
Midwest	376	132.7	442	147.6	958	338.4	1,028	329.9
Southeast	2,363	584.4	1,886	425.6	6,100	1,496.5	4,805	1,050.0
South Central	2,443	528.2	2,047	414.5	6,397	1,370.7	5,497	1,083.7
Southwest	352	74.1	415	86.1	996	207.8	1,179	241.0
West	1,231	526.3	1,052	393.8	3,191	1,349.8	3,067	1,068.6
	7,676	$2,090.3	6,464	$1,630.8	20,058	$5,401.1	17,289	$4,222.8

SALES ORDER BACKLOG
	As of June 30,
	2014		2013
	Homes	Value	Homes	Value
East	1,488	$425.9	1,012	$282.2
Midwest	556	210.1	598	200.8
Southeast	3,502	925.8	3,242	778.7
South Central	3,813	879.6	3,091	663.2
Southwest	486	107.7	674	129.8
West	1,520	703.5	1,294	529.3
	11,365	$3,252.6	9,911	$2,584.0